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                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                     of the Exchange Act of 1934
                                                  Registration Number: 333-48820

                             Dated January 26, 2001

Prospectus Supplement
(to Prospectus dated January 16, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This prospectus supplement amends our prospectus dated January 16, 2001 relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon conversion of the debentures. The purpose of this supplement is to reflect changes in the amount of debentures held by our securityholders that have occurred since the date of the original prospectus.

   You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each listed securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table contained on pages 32 through 34 of the prospectus. Accordingly, the information contained in the table supercedes the information in the prospectus with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before January 26, 2001.

                                                                    Number of
                                                                    Shares of
                                    Principal Amount                 Class A
                                     at Maturity of  Percentage of Common Stock
                                    Debentures That   Debentures     That May
          Name                        May Be Sold     Outstanding    Be Sold
          ----                      ---------------- ------------- ------------
Allstate Insurance Company.........    $  925,000          %*         27,345
Allstate Life Insurance Company....     2,775,000           *         82,035
J.P. Morgan Securities, Inc........       700,000           *         20,694
Morgan Stanley & Co. ..............     5,500,000           *        162,593
UBS Warburg LLC....................        25,000           *            739

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* Less than 1%